EXHIBIT 99.1

Onto Innovation Appoints Boston Scientific Senior Financial Executive as Chief Financial Officer

Company thanks retiring CFO Steven Roth for 26 years of outstanding service

Wilmington, Mass., May 17, 2022 – Onto Innovation Inc. (NYSE: ONTO) (“Onto Innovation,” “Onto,” or the “Company”) today announced the appointment of Mark Slicer to succeed Steve Roth as Onto Innovation’s chief financial officer.

Mr. Slicer will oversee the company’s global finance organization, including finance, accounting and reporting, tax, treasury and informational technology and will report to Mike Plisinski, chief executive officer. He joins Onto Innovation with nearly 29 years of extensive financial leadership experience with global public companies, spanning corporate finance, accounting and reporting, strategic planning, global supply chain and mergers and acquisitions (M&A).

“I am excited and honored to join the Onto team and to leverage my experience to help drive Onto’s financial growth in the coming years, continuing on the great foundation built by Steve. I look forward to working with Mike and the Onto Innovation leadership team as we continue to develop and execute on our strategic objectives and deliver value for our stockholders,” commented Mr. Slicer.

Mr. Slicer joins Onto from Boston Scientific Corporation, a global medical technology manufacturer, where he spent 14 years in various senior financial roles, most recently as senior vice president and global operations controller. In this role, he was responsible for the financial performance of the global manufacturing and distribution network having a production value of approximately $3 billion, with a focus on global supply chain improvements and gross margin expansion. Prior to that, Mr. Slicer served as the corporate controller from 2014 to 2019, overseeing a team of over 500 finance employees across the globe managing approximately $10 billion in revenue. From 2010 to 2014, he held multiple divisional CFO roles, where he consistently drove double digit revenue and profit margin growth. Prior to his tenure at Boston Scientific, Mr. Slicer held various financial leadership roles at GE and GE Healthcare. Earlier in his career, Mr. Slicer served as a senior manager at PricewaterhouseCoopers in their audit and assurance practice, where his experience included support for IBM’s global services and software divisions. Mr. Slicer is a licensed CPA and holds a Bachelor of Science in accounting from Providence College.

Mike Plisinski, chief executive officer, commented, “Mark is another strong addition to the Onto Innovation team bringing the scale and experience necessary for Onto Innovation’s next phase of growth. His extensive experience in building high-performance financial organizations, assessing and integrating M&A opportunities, and identifying and driving the strategic programs necessary for world class financial performance is exactly what Onto Innovation requires.”

“Throughout Mark’s career he has demonstrated performance that reflects Onto’s core values of passion, integrity, collaboration, and results. I am personally excited about working with Mark as we set out to take Onto Innovation to new levels of performance and growth.”

“Finally, I cannot thank Steve enough for his contributions to the Company over the last 26 years—from bringing Rudolph Technologies through an IPO to the formation of Onto Innovation, the fourth largest semiconductor capital equipment supplier in the U.S. Steve leaves us with a strong financial foundation and an outstanding team. I wish him all the best in his retirement.”

Steve Roth commented, “Being a part of the Onto Innovation team and seeing the growth and success we have experienced over the past two decades has been one of the most satisfying parts of my career as a CFO. I couldn’t be prouder of the management team and all of the employees for what we’ve accomplished. As a shareholder, I have confidence in Mike and Mark to propel Onto Innovation to new heights.”

Mr. Roth will remain with the Company on an advisory basis through the end of the year to support Mark with historical perspective as needed.

About Onto Innovations Inc.

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include un-patterned wafer quality; 3D metrology spanning chip features from nanometer scale transistors to large die interconnects; macro defect inspection of wafers and packages; elemental layer composition; overlay metrology; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain helps our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization. Additional information can be found at www.ontoinnovation.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including, but not limited to, the statements by Messrs. Plisinski, Slicer and Roth and other statements regarding leadership changes, implementation of related plans and their impact on the Company’s performance and future growth as well as other matters that are not purely historical data. Onto Innovation wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control. Such factors include, but are not limited to, the length, severity and potential business impact of the COVID-19 pandemic, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; fluctuations in customer capital spending; the Company’s ability to effectively manage its supply chain and adequately source components from suppliers to meet customer demand; its ability to adequately protect its intellectual property rights and maintain data security; its ability to effectively maneuver global trade issues and changes in trade and export license policies; the Company’s ability to maintain relationships with its customers and manage appropriate levels of inventory to meet customer demands; and the Company’s ability to successfully integrate acquired businesses and technologies. Additional information and considerations regarding the risks faced by Onto Innovation are available in Onto Innovation’s Form 10-K report for the year ended January 1, 2022, and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto Innovation’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release.

Source: Onto Innovation Inc.

ONTO-I

Contact:

Michael Sheaffer, +1 978.253.6273

mike.sheaffer@ontoInnovation.com